Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into as of the last date shown next to the parties’ signatures below, by and between Steven L. Lindsey (hereinafter “You” or “Your”) and Spire Inc., and its current and former agents, officers, employees, directors, divisions, affiliates, representatives, attorneys, successors and assigns (hereinafter collectively “Spire”). For and in consideration of the following promises, the parties agree to the following:

RECITALS

WHEREAS, You were employed with Spire in the position of President and Chief Executive Officer;

WHEREAS, Your employment with Spire terminated effective April 24, 2025 (the “Separation Date”) such that You are no longer employed by Spire in any capacity starting on the Separation Date; and,

WHEREAS, You and Spire desire to fully and finally resolve all matters related to Your employment and separation from Your employment, as set forth below.

NOW THEREFORE, for and in consideration of the Recitals and the covenants and promises set forth herein, and for other good and valuable consideration, receipt of which each party hereby acknowledges, it is agreed as follows:

1.
Separation Date. Your last day of employment with Spire was the Separation Date. You will be paid, at Your regular rate of pay, for any hours worked as an employee of Spire through the Separation Date and for any accrued but unused paid time off, regardless of whether or not You sign this Agreement. By Your signature below, You acknowledge that on the Separation Date and without any further action on Your part, Your employment as President and Chief Executive Officer of Spire and any and all other positions as an officer or employee of Spire and any of its Affiliates will terminate, and You further agree to resign from any and all other positions as an director of Spire and any of its Affiliates, including, for the avoidance of doubt, from the board of directors of Spire. You further agree that, if requested by Spire, You shall promptly tender a signed resignation from any and all positions as an officer, director, or employee of Spire and any of its Affiliates. As of the Separation Date, You are not to hold Yourself out as an officer, employee, agent, director, or representative, or negotiate or enter into any agreements on behalf of, Spire or any of its Affiliates (as defined below) or otherwise attempt to bind Spire or any of its Affiliates. For purposes hereof, the term “Affiliate” shall mean any corporation, association, partnership, limited liability company, or other legal entity or organization that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Spire. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such legal entity, whether through ownership of voting securities, by contract, or otherwise. The parties acknowledge that You will no longer be subject to any restriction on

1

your ability to trade securities of Spire once thirty (30) days have passed following the Separation Date.
2.
Payments and Benefits. Subject to Your execution and non-revocation of this Agreement in accordance with Paragraph 14 below and Your continued compliance with this Agreement, following Your Separation Date, Spire will make the payments and provide the benefits described below.
(A)
Separation Payment.
(i)
Payment of an amount equal to the sum of (a) two times Your current annual base salary, which is One Million Eight Hundred Thousand Dollars ($1,800,000), and (b) the cost of continued medical, dental and vision benefits for a period of 24 months, which is Forty-Eight Thousand Five Hundred and One Dollars ($48,501). Such amount will be paid, in accordance with the terms of the Spire Inc. Executive Severance Plan and subject to Subparagraph 20(G) below, on the first payroll after the sixtieth (60th) day following Your Separation Date and will be reduced by all required payroll tax withholdings.
(ii)
In satisfaction of any obligation to grant to You a prorated annual bonus for Spire’s fiscal year 2025 under Spire’s Annual Incentive Plan (the “AIP”), payment in the amount of Five Hundred Twenty-Five Thousand Dollars ($525,000), it being understood that such payment is equivalent to Spire’s current expectation of the amount that would be payable to You pursuant to the AIP. Such amount will be paid at the same time as Spire pays AIP bonuses to other executives in December 2025 and will be reduced by all required payroll tax withholdings.
(iii)
Pursuant to the applicable award agreements, the outstanding Performance Contingent Stock Unit Awards granted to You on November 18, 2022, November 20, 2023 and November 22, 2024, in each case, under Spire’s 2015 Equity Incentive Plan (the “EIP”), will remain outstanding and You will be eligible to earn a prorated award, as the Administrator (as defined in the EIP) in its sole discretion may determine, based on the number of full months You were a participant during the applicable performance period and will be eligible to receive the shares earned to the extent certified by the Committee (as defined in the EIP); provided, however, any portion of a prorated award that has been previously deferred under Spire’s Deferred Income Plan shall be contributed in cash to the Deferred Income Plan. For the avoidance of doubt, Your other outstanding equity awards will be forfeited for no consideration on the Separation Date.
(B)
Consulting Agreement. The Company and shall enter into the Consulting Agreement annexed hereto as Exhibit A with your affiliate Lindsey Consulting, LLC, pursuant to which you shall provide consulting services to the Company for a term of three (3) months.

(C)
Acknowledgment of Consideration. You acknowledge and agree that the payments referenced in Subparagraphs 2(A) of this Agreement are valuable consideration to You and that You would not otherwise be entitled to such consideration absent Your execution of this Agreement and Your promises set forth herein.
3.
Health Insurance Continuation. Pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Spire will provide the required COBRA notification if Your existing health insurance coverage expires at the end of the month on the Separation Date.
4.
Waiver and Release of Claims. In exchange for the receipt of the payments set out in the foregoing paragraphs of this Agreement, and for Your promises set out herein, You, for and on behalf of Yourself and Your heirs, beneficiaries, personal representatives, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, hereby agree to, and do, waive, release and forever discharge Spire from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, fixed or contingent, which have arisen or could arise between You and Spire from matters, actions, or inactions which occurred prior to or on the Separation Date, which matters include but are not limited to Your separation from employment with Spire, and matters arising from the offer and acceptance of this Agreement.
5.
Agreement Not to File Suit or Other Claims. In exchange for the receipt of the consideration, payments, and promises set out in this Agreement above, You, for and on behalf of Yourself and Your beneficiaries, personal representatives, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agree that You will not file or otherwise submit any charge, claim, complaint, or action to any agency, court, organization, or judicial forum (nor will You permit any person, group of persons, or organization to take such action on Your behalf) against Spire arising out of any actions or non-actions on the part of Spire arising before or on the Separation Date. You further agree that in the event that any person or entity should bring such a charge, claim, complaint, or action on Your behalf, You hereby waive and forfeit any right to recovery under said claim and will exercise every good faith effort (but will not be obliged to incur any expense) to have such claim dismissed. The provisions of this Paragraph and Paragraph 6, below, shall not be construed to prevent You from filing a charge with the Equal Employment Opportunity Commission or other fair employment practice agency, but only to the extent You are permitted to do so by law, notwithstanding the provisions of this Agreement to the contrary. However, in filing such charge, You expressly waive and disclaim any right to compensation or other benefit which may inure to You as a result of any such charge, including any such benefits paid pursuant to this Agreement, and hereby expressly agree to return or repay directly to Spire any such benefit or compensation, except that nothing herein shall be construed to waive or limit Your right to receive a bounty or similar award for providing information concerning suspected violations of law to any governmental agency. You understand that the provisions of Paragraphs 4, 5, and 6 mean that You cannot bring a lawsuit against Spire for any claims covered by this Agreement.

6.
Claims Covered by Agreement. (A) The charges, claims, complaints, matters, demands, damages, and causes of action referenced in Paragraphs 4 and 5 above include, but are not limited to: (i) any breach of an actual or implied contract of employment between You and Spire, (ii) any claim of unjust, wrongful, or tortious discharge (including any claim of fraud, negligence, retaliation for whistleblowing, or intentional infliction of emotional distress), (iii) any claim of defamation or other common-law action, (iv) any claim related to the issuance or non-issuance of stock, or (v) any claims of violations arising under the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, the Equal Pay Act of 1963, 42 U.S.C. § 1981, the Sarbanes-Oxley Act, the Dodd–Frank Wall Street Reform and Consumer Protection Act, the Fair Credit Reporting Act, the Vocational Rehabilitation Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Lily Ledbetter Fair Pay Act of 2009, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act of 1986, the Civil Rights Act of 1991, the Occupational Safety and Health Act, the Consumer Credit Protection Act, the American Recovery and Reinvestment Act of 2009, the Asbestos Hazard Emergency Response Act, Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Defend Trade Secrets Act of 2016, the Health Insurance Portability and Accountability Act, the Consolidated Omnibus Budget Reconciliation Act, the Missouri Human Rights Act, – Mo. Rev. Stat. § 213.010, et seq., as amended; Missouri Equal Pay Law – Mo. Rev. Stat. § 290.400, et seq., as amended; Missouri Handicap Discrimination Law – MO. REV. STAT. § 209.150, et seq., as amended; Missouri Genetic Testing Information Bias Law – Mo. Rev. Stat. § 375.1300, et seq., as amended; Missouri State Wage, Payment, Work Hour and Dismissal Laws, Mo. Rev. Stat. §§ 290.010 - 290.590, as amended; Missouri Jury Duty Law – Mo. Rev. Stat. § 494.460, as amended; Missouri Voting Leave Law – Mo. Rev. Stat. § 115.637, as amended; Missouri Emergency Response Leave Law – Mo. Rev. Stat. § 320.336, as amended; Missouri Military Leave/Re-Employment Rights Law – Mo. Rev. Stat. § 40.490, as amended; Missouri War on Terror Veterans Leave Law, Mo. Rev. Stat. § 288.042, as amended; Missouri Service Letter Law – Mo. Rev. Stat. § 290.140, et seq., as amended; Missouri Statutory Provisions Regarding Employer Use of Employee Social Security Number – Mo. Rev. Stat. § 407.1355, as amended; Missouri Statutory Provisions Regarding Disclosure of Workers’ Compensation Records – Mo. Rev. Stat. § 287.380, as amended; Missouri Statutory Provisions Regarding Off Duty Use of Tobacco & Alcohol – Mo. Rev. Stat. § 290.145, as amended; Missouri Statutory Provisions Regarding Employee Political Activities – Mo. Rev. Stat. § 115.637, as amended; Missouri Statutory Provisions Regarding Drug & Alcohol Testing – Mo. Rev. Stat. § 290.145, as amended; Mo. Rev. Stat. § 288.045, as amended; Missouri Statutory Provisions Regarding Retaliation/ Discrimination for Filing Worker’s Compensation Claim – Mo. Rev. Stat. § 287.780, as amended; Missouri Statutory Provisions Regarding Whistleblower Protection – Mo. Rev. Stat § 197.285, as amended; and Mo. Rev. Stat. § 198.070, as amended; Missouri Statutory Provisions Regarding Wage Claim Retaliation – Mo. Rev. Stat. § 290.525, as amended; the Missouri AIDS/HIV Status Protection Law; the Missouri Crime Victims and Witness Rights Law– Mo. Rev. Stat. § 595.209, as amended; the Missouri Protective Services for Adults Law;

the Missouri Misclassification of Workers Law; the Missouri Minimum Wage Law; the Missouri Wage Reduction Law; the Missouri Constitution, Missouri common law, and any other federal, state, or local statutes, rules, regulations, or ordinances or common laws, or any claims for pay, vacation pay, insurance, or welfare benefits or any other benefits of employment with Spire arising from events occurring prior to or on the Separation Date other than those payments and benefits specifically provided herein.

(B) Your waiver and release and covenant not to sue in Paragraphs 4 and 5, above, do not cover Your right to file an unemployment compensation claim, Your right to report suspected violations of law to the Securities and Exchange Commission or other government agencies or Your right to receive any award or bounty available in connection with the same, Your right to file a charge with a fair employment agency, as provided in Paragraph 4, above, Your right to enforce this Agreement, Your right to challenge the validity of this Agreement, Your right to pursue claims that by law cannot be waived by signing this Agreement, or Your vested retirement benefits, if any, such as pension, 401(k), life insurance or retiree medical.

7.
Release of Benefit Claims. In exchange for the monetary payments and benefits described in Paragraph 2, You further release and waive any claim for any type of compensation or employee benefits with Spire.
8.
Representations and Warranties Regarding the FMLA, FLSA, and Sarbanes-Oxley Act. You represent and warrant that You are not aware of any circumstances that might entitle You to a leave of absence under the Family and Medical Leave Act (“FMLA”) or any fact which might justify a claim against Spire for violation of the FMLA. You represent and warrant further that You have received any and all wages and commissions for work performed and all overtime compensation and FMLA leave to which You may have been entitled, and that You are not currently aware of any facts or circumstances constituting a violation by Spire of the FMLA, FLSA, or the Sarbanes-Oxley Act.
9.
Restrictive Covenants. You acknowledge and agree that You are bound to the obligations set forth in the Employee Confidentiality, Non-Disparagement, Non-Competition and Non-Solicitation Agreement annexed to the Spire Inc. Executive Severance Plan, the terms and conditions of which are incorporated by reference as if fully set forth herein (the “Restrictive Covenants Agreement”), and You commit to adhere to the same as a condition of receiving the payments and benefits hereunder. Notwithstanding the foregoing, You and Spire agree that: (a) the Restricted Period for purposes of the non-competition covenant in Section 10 of the Restrictive Covenants Agreement shall conclude on the date that is six (6) months following the Separation Date (without affecting the length of the Restricted Period applicable pursuant to Section 9 of the Restrictive Covenants Agreement); and (b) the non-competition covenant in Section 10 of the Restrictive Covenants Agreement shall not be construed to prevent You from serving a Competitive Business in a consulting capacity or as a board member so long as such Competitive Business does not compete in any geographic market currently served by Spire, it being understood that any de minimis competition in such geographic markets shall not constitute competition in such geographic markets. In addition to any of Your obligations pursuant to the Restrictive Covenants Agreement, You expressly acknowledge and agree not to provide any confidential information, including any advice or assistance derived from Your experience with Spire, to any competitor of Spire, shareholder of Spire, litigant or potential litigant Spire or any other third party (each, a “Potential Adverse Party”). You also agree not to make, publicly or privately, any statements that disparage, or could otherwise cause harm to, the business or reputation of the Company, and/or any current or former officer, director or employee of Spire. You further agree not to aid, encourage, advise or otherwise assist any Potential Adverse Party in asserting, prosecuting or defending any claim, action or proceeding, undertaking any proxy contest, withhold campaign or other shareholder campaign or proxy solicitation, or making any other demands against Spire, and You further agree to promptly notify Spire if You are approached by any private (non-governmental) third party concerning any of the foregoing matters.
10.
Costs and Expenses of Enforcement. You and Spire agree that, in the event a dispute arises that concerns Paragraphs 4, 5, 6, 7, 8 or 9 of this Agreement, the Prevailing Party shall be entitled to recover all of their reasonable fees and expenses, including without limitation, reasonable attorneys’ fees and expenses incurred in connection with the dispute. A “Prevailing Party” is one who is successful on any significant substantive issue in the action and achieves either a judgment in such party’s favor or some other affirmative recovery.
11.
Remedies. In the event of a breach or threatened breach by You of Paragraph 9 of this Agreement, You hereby consent and agree that money damages would not afford an adequate remedy and that Spire shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

If You fail to comply with any of the terms of this Agreement or post-employment obligations contained in it, Spire may, in addition to any other available remedies, reclaim any amounts paid to You under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.

The Parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

12.
No Admission of Wrongdoing. The parties to this Agreement agree that nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.
13.
Knowing and Voluntary Agreement. You acknowledge further that You understand this Agreement, the claims You are releasing herein, the promises and agreements You are making herein, and the effect of Your signing this Agreement. You represent, declare, and agree further that You voluntarily accept the consideration described above in Paragraph 2, for the purpose of making a full and final compromise, adjustment, and settlement of all claims or potential claims against Spire from any action or inaction taking place prior to or on the Separation Date.
14.
Age Discrimination in Employment Act Release. This Agreement includes a waiver and release of any claims of age discrimination under the Age Discrimination in Employment Act of 1967 (ADEA) and Older Workers Benefit Protection Act (OWBPA). You acknowledge that Spire first gave You a copy of this Agreement by or before the close of the business day on the Separation Date, and that, at that time, Spire advised You that You could consider the offer for up to twenty-one (21) days from the Separation Date. You further acknowledge that You have, in fact, been given at least twenty-one (21) days within which to consider this Agreement prior to signing the Agreement and that should You sign this Agreement anytime prior to the expiration of twenty-one (21) days, that You have waived the balance of the 21-day period and have freely and willingly chosen to accept the Agreement. Spire shall be deemed to have revoked its offer to enter into this Agreement if You shall not have executed this Agreement within twenty-one (21) days of the Separation Date.

You acknowledge that You are waiving any rights and claims You may have in exchange for consideration in addition to things of value to which You are already entitled and have been provided and that this Agreement does not waive rights or claims that may arise after the Separation Date, as herein defined.

You understand that the waiver and release in this Agreement is being requested in connection with Your separation of employment with Spire. You understand that any changes made to this Agreement, whether material or immaterial, will not restart the 21-calendar day period.

By executing this Agreement, You acknowledge that, at the time Spire presented this Agreement to You for Your consideration, Spire advised You to consult with an attorney about this Agreement, its meaning and effect, prior to executing this Agreement.

For seven days following Your execution of this Agreement, You may revoke this Agreement by giving written notice to Courtney Vomund, Spire Inc., 700 Market Street, 6th Floor, St. Louis, MO 63101 or Courtney.Vomund@spireenergy.com. If You do not timely revoke this Agreement, then this Agreement shall become final and binding on the eighth calendar day following Your execution of this Agreement (“Effective Date”).

15.
No Reliance. The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement.
16.
Cooperation by You. In exchange for the receipt of the payments set out above, You agree to cooperate fully in any manner requested by Spire regarding any and all pending cases, including timely and accurately providing Your testimony in cases in which You were involved in any manner during Your tenure of employment with Spire. You will not receive any additional pay for any such testimony; You also agree that in exchange for the payments set out above, You will remain available to Spire and cooperate fully in any manner requested by Spire during the period prior to and including the Separation Date and for eighteen (18) months thereafter, with respect to reasonable requests for information by Spire in order to access Spire’s information and explain information known by You by virtue of Your employment with Spire.
17.
Return of Property. You agree to return immediately all property belonging to Spire, including, but not limited to the equipment, cellular phone, Spire identification card, keys, security cards, credit cards, computer secure ID token, computer files, documents (including all copies regardless of media) of any kind provided or shown to You throughout Your employment with Spire, and any other property of Spire. You further agree You have not copied or otherwise replicated or retained any of the above or like data and things. All property described herein shall be returned by the close of business on the Separation Date.
18.
Re-Employment and Re-Instatement. You agree that You will neither apply for nor accept employment or re-employment with Spire, in any capacity whatsoever, including but not limited to placement as a contingent worker (such as a contract hire, consultant, industry or technical assistant, or independent contractor) and that Spire has no obligation whatsoever, contractual or otherwise, to re-hire, re-employ, re-call or contract with You in the future.
19.
Exceptions; Notice of Immunity Under the Defend Trade Secrets Act of 2016. You acknowledge and agree that nothing in this Agreement, the Restrictive Covenants Agreement or in any agreement between You and Spire prohibits or limits you (or your attorney) from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the Securities and Exchange Commission (SEC), the Department of Justice, FINRA, any other self-regulatory organization, or any other governmental, law enforcement, or regulatory authority, regarding this Agreement and its underlying facts and circumstances, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that You are not required to advise or seek permission from Spire before or after engaging in any such activity. You further acknowledge that, in connection with any such activity, You must inform such authority of the confidential nature of any confidential information that You provide, and that You are not permitted to disclose any information that is protected by the attorney-client privilege or any other privilege belonging to Spire, as Spire does not waive and intends to preserve such privileges. You are further advised that U.S. federal law, the Defend Trade Secrets Act of 2016, provides that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official (either directly or indirectly) or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
20.
Miscellaneous.

(A) Choice of Law, Jurisdiction, and Venue. This Agreement shall be interpreted, construed, applied, and governed by and according to the laws of the State of

Missouri, without regard to its conflict of law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court of competent jurisdiction located in the state of Missouri. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

(B) Modification. The parties hereto agree that this Agreement may not be modified, altered, or changed except by a written agreement signed by the parties hereto.

(C) Entire Agreement. The parties acknowledge that this constitutes the entire agreement between them superseding all prior written and oral agreements, regarding Your termination, and there are no other understandings or agreements, written or oral, among them on the subject of Your separation from employment.

(D) Severability. If any Paragraph, Subparagraph, clause or provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

(E) Rule of Construction. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The parties intend for this Agreement to satisfy the provisions of the Age Discrimination in Employment Act of 1967, as amended, and the Sarbanes-Oxley Act of 2002, and this Agreement shall always be interpreted or limited in conformity with such provisions.

(F) Execution and Effective Date. Separate copies of this document shall constitute original documents which may be signed separately, but which together will constitute a single agreement. This Agreement will not be binding on any party, however, until, at a minimum, it is signed by all parties or their representatives.

(G) Section 409A. Spire intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Section 409A of the Code, each payment, installment or benefit payable under this Agreement is hereby designated as a separate payment. In addition, if Spire determines that You are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of Your “separation from service” (within the meaning of Section 409A of the Code), then (i) any severance payments or benefits, to the extent that they are subject to Section 409A of the Code, will not be paid or otherwise provided until the first business day following (A) expiration of the six-month period measured from Your “separation from service” or (B) the date of Your death and (ii) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when the severance payments or benefits commence. Spire makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code. In no event whatsoever shall Spire, its Affiliates, or their respective employees, directors or representatives be liable for any additional tax, interest or penalties that may be imposed on You by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned parties have executed this Separation Agreement and General Release.

I HAVE READ THIS SEPARATION AGREEMENT AND RELEASE, I HAVE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY AND, UNDERSTANDING ALL OF ITS TERMS, SIGN IT OF MY FREE WILL.

EMPLOYEE:

April 29, 2025

By: /s/ Steven L. Lindsey

Name: Steven L. Lindsey

SPIRE INC.:

April 29, 2025

By: /s/ Rob L. Jones

Name: Rob L. Jones

Title: Chair, Spire Inc. Board of Directors

EXHIBIT A

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is made as of April __, 2025 (the “Effective Date”) between Spire Services Inc. (“Company”) and Lindsey Consulting, LLC (“Consultant”).

1.
Services. Consultant shall supply Consultant’s principal, Steven Lindsey, to provide certain advisory and consulting services as requested by the Company from time to time (the “Services”), as set forth in any statement of work entered into by the parties hereto (each, an “SOW”), the form of which is attached hereto as Exhibit A.
2.
Term and Termination. This Agreement commences on the Effective Date, and unless sooner terminated in accordance with this Agreement, will continue for a period of three months from the Effective Date (the “Term”). Company or Consultant may terminate this Agreement for any reason on at least 10 days’ prior notice. Upon any termination, as Company’s sole liability, Company will pay Consultant for Services performed on or before the termination date and reimburse Consultant for expenses (as permitted under Section 3) incurred prior to the notice of termination. Upon any termination of this Agreement, any outstanding SOW will be also terminated.
3.
Fees and Expenses. Company will pay Consultant the fees set forth on the applicable SOW (the “Fees”). Payment by Company will not constitute acceptance of any non-conforming Services or a waiver of any claims or rights that Company may have in connection therewith. Company will reimburse Consultant for reasonable and actual meals and travel expenses incurred in connection with travel requested by Company outside the metropolitan area in which the individual normally works, to the extent such expenses are permitted under Company’s travel and expense guidelines. All reimbursements will be made without mark-up.
4.
Payment. Company will pay Consultant’s Fees in one lump sum within ten (10) business days of the conclusion of the Term via ACH or other electronic funds transfer.
5.
Performance of Services. Consultant will perform the Services (a) in accordance with the terms of this Agreement and the applicable SOW, (b) in a workmanlike manner, and (c) in an economical manner consistent with the Company’s interests. Consultant will comply with all Laws applicable to the performance of this Agreement.
6.
Confidentiality. Consultant acknowledges that Company may directly or indirectly furnish Confidential Information to Consultant. Consultant will not use the Confidential Information except in furtherance of performing the Services. Consultant will not disclose any Confidential Information or the existence or terms of this Agreement; provided, however, Consultant may also disclose the Confidential Information as compelled by a court or other tribunal, but only after giving Company reasonable notice and opportunity to object. Within 20 days after Company’s written request, Consultant will, at Company’s sole option: (a) return, or provide, as the case may be, all originals and copies of the Confidential Information or (b) destroy all originals and copies of the Confidential Information and certify in writing to such destruction.
7.
Indemnification. Consultant shall defend, indemnify and hold harmless Company and its Affiliates, and their respective Representatives (collectively, the “Indemnitees”) from and against any Loss in any way occurring, incident to, arising out of, or in connection with the Services, including Loss relating to infringement of any intellectual property right, unless the foregoing result solely from the negligence or willful misconduct of the Indemnitees. Nevertheless, Consultant will not be liable to Company for any

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infringement of a third party intellectual property right caused by Consultant’s adherence to Company’s specific written instructions.
8.
Ownership of Deliverables. Company will solely own all deliverables or work product produced for Company in connection with this Agreement (collectively, the “Deliverables”). The ownership of Deliverables will vest in Company upon delivery to Company. Consultant assigns to Company all right, title, and interest Consultant has in the Deliverables, including any intellectual property rights thereto. To the fullest extent possible, each Deliverable is intended to be a work for hire under all applicable copyright laws. Upon request, Consultant will execute all documents necessary for Company to establish and maintain such rights in and to the Deliverables. Consultant represents, warrants and covenants that Consultant has not misappropriated any Deliverables and has the right to transfer ownership of such Deliverables to Company.
9.
Conflicts of Interest. In the event a possible conflict of interest arises at any time during the Term of this Agreement or any applicable SOW between the interests of Company and its Affiliates and those of Consultant’s other clients, Consultant agrees to promptly notify Company of the potential conflict and shall, if so directed by Company, refrain from performing services with respect to such area of competing interest. Consultant agrees that Company shall have the right to terminate this Agreement or any applicable SOW if, in Company’s sole judgment Consultant’s representation of its other clients conflicts with the best interests of Company’s or its Affiliates.
10.
Notice. All notices required or permitted under this Agreement must be written and will be deemed received (a) if by personal delivery, on the date of delivery, (b) if by electronic mail, on the transmission date if sent before or during normal business hours on a business day or, in any other case, on the next business day, (c) if by nationally recognized overnight courier, on the next business day after deposit for next business day delivery, or (d) if by certified mail, return receipt requested with postage prepaid, on the third business day after deposit. Notice must be addressed at the address or electronic mail address shown below for, or such other address as may be designated by notice by such party:

If to Company: Spire Services Inc. Attn: VP, General Counsel 700 Market Street St. Louis, MO 63101	with a copy (which will not constitute notice) to: Spire Inc. Attn: General Counsel 700 Market Street St. Louis, MO 63101 E-mail: legalnotices@spireenergy.com
If to Consultant: Steven Lindsey Lindsey Consulting, LLC 1008 Tidewater Place Ct. Chesterfield, MO 63017
11.
Definitions. The following terms used in this Agreement have the meanings set forth below:

“Affiliate” means any person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person. For purposes of this definition, “control” (including the terms “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct or to cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Confidential Information” means confidential or proprietary information of the Company, whether or not so marked, including any business, technical, marketing, financial or other information, whether in electronic, visual, oral or written form, and all memoranda, summaries, notes, analyses, compilations, studies or other documents prepared by Consultant that contain, are based on, or reflect any such information; but not any such information (i) that is at the time of disclosure, development, or discovery hereunder, or subsequently becomes, within the public knowledge generally through no fault of Consultant; (ii) information that Consultant can show was known to it (on a non-confidential basis) as of the time of disclosure, development, or discovery hereunder, independent of anything relating to Company or to the Services; and (iii) information that Consultant can show was obtained lawfully (on a non-confidential basis) from a third party (independent of anything relating to Company or to the Services) that itself obtained the information lawfully and through no fault of Consultant, subsequent to the time of disclosure, development, or discovery hereunder.

“Laws” means any laws, treaties, conventions, directives, statutes, ordinances, rules, regulations, orders, writs, judgments, injunctions or decrees of any governmental authority having jurisdiction.

“Representatives” means, with respect to a person, the agents, contractors, subcontractors, employees, officers, directors, shareholders, partners, and members of such person.

12.
Miscellaneous.
a.
Independent Contractor. Consultant is not an employee, agent, partner or joint venturer of Company for any purpose whatsoever, but is an independent contractor. Consultant does not have, nor will Consultant hold itself (or its principal) out as having, any right, power or authority to bind Company. Consultant cannot subcontract all or any part of the Services without Company’s prior written consent. Notwithstanding any consent, Consultant will remain liable under this Agreement as if Consultant had performed all of the Services itself.
b.
Company Affiliates. Company has the right to designate any Company Affiliate to purchase Services pursuant to this Agreement. Each designated Company Affiliate will purchase Services by issuing an SOW to Consultant, which SOW will incorporate the terms of this Agreement by reference. Notwithstanding any designation by Company, Company will not be liable or responsible in any way for any obligation or damages of any designated Company Affiliate arising out of or in connection with this Agreement and no designated Company Affiliate will be liable or responsible in any way for any obligation or damages of Company or any other designated Company Affiliate arising out of or in connection with this Agreement. This Agreement is solely for the benefit of Company, its designated Affiliates, and Consultant and will not be deemed to confer upon or give to any third party any right, claim, cause of action or interest herein.
c.
Publicity. Without Company’s prior consent, Consultant shall not advertise or otherwise publicize the existence or terms of this Agreement or any other aspect of this relationship.
d.
Entire Agreement; Amendment; Assignment. The terms and conditions of this Agreement apply to any SOW issued pursuant to this Agreement. All purchases of Services are expressly limited to and conditioned upon acceptance of this Agreement. Any additional or conflicting terms or conditions contained in any invoice, statement of work, or other document issued by Consultant will not be binding upon Company and are expressly rejected by Company. The recitals of this Agreement are by this reference incorporated into this Agreement. This Agreement sets forth the entire understanding and agreement, and supersedes any and all prior agreements, written or oral, between the parties with respect to the subject matter hereof. This Agreement can only be amended by a writing signed by the authorized representative of each party. The parties recognize and agree that neither party will be obligated by their course of conduct to perform any future transactions hereunder. The obligations contained in Sections 2, 3, 4, and 6 through 12 will survivetermination of this Agreement. This Agreement binds and inures to the benefit of the parties and their respective successors and permitted assigns. Neither party can assign this Agreement without the other party’s prior written consent, except that Company may assign this Agreement to any Company Affiliate.
e.
Interpretation. The singular includes the plural, and vice versa. The term “includes” and its derivative expressions mean “includes, but is not limited to” and the corresponding derivative expressions. To the extent any terms of any SOW conflict with the provisions of this Agreement, the terms of this Agreement will prevail. Nothing in this Agreement can be construed against either party as the alleged drafter thereof. Except as specifically set forth to the contrary in this Agreement, the rights and remedies described in this Agreement are not exclusive, are cumulative or (to the extent applicable) alternative, and are in addition to other rights or remedies available at Law or in equity or otherwise. Company will have the right to offset any amounts owed to Consultant by any amounts owed by Consultant to Company.
f.
Waiver; Severability. Waiver by either party of any breach of the terms and conditions contained in this Agreement will not be construed as a waiver of any other or continuing breach. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of its other provisions.
g.
Governing Law; Venue. This Agreement will be governed by Laws of the State of Missouri, without regard to its conflicts of law rules. Any dispute or proceeding between the parties arising out of this Agreement must be commenced and maintained exclusively in the state or federal courts having jurisdiction over St. Louis County, Missouri, and each party submits itself unconditionally and irrevocably to the personal jurisdiction of such courts.
h.
Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Electronic copies of any signed original agreement will be deemed the same as delivery of an original. Upon request, any party will confirm electronic copies of any signed original document by signing and delivering a duplicate original document.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Company: Spire Services Inc. By: /s/ Scott E. Doyle Name: Scott E. Doyle Title: Executive Vice President,Chief Operating Officer	Consultant: Lindsey Consulting, LLC By: /s/ Steven L. Lindsey Name: Steven L. Lindsey Title: Member